Exhibit 5.1

650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Tel: (714) 540-1235 Fax: (714) 755-8290
www.lw.com

FIRM / AFFILIATE OFFICES
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
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June 14, 2006	Los Angeles	Shanghai
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	Munich	Tokyo
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File No. 029455-0055

Spectrum Pharmaceuticals, Inc.

157 Technology Drive

Irvine, California 92612

Re:	Spectrum Pharmaceuticals, Inc.—Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Spectrum Pharmaceuticals, Inc., a Delaware corporation (the “Company”) in connection with the registration of up to 1,550,134 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), and up to 120,000 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of an outstanding warrant (the “Selling Stockholder Warrant”), pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), to be filed with the Securities and Exchange Commission (the “Commission”) on June [14], 2006 (the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus contained therein, other than as to the validity of the Shares and the Warrant Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein only as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing, it is our opinion that, as of the date hereof:

Spectrum Pharmaceuticals, Inc.

June 14, 2006

1. The Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

2. When certificates representing the Warrant Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar therefor, and have been delivered to and paid for by the holder of the Selling Stockholder Warrant in the circumstances contemplated by the Selling Stockholder Warrant filed as an exhibit to the Registration Statement, the issuance and sale of the Warrant Shares will have been duly authorized by all necessary corporate action of the Company, and the Warrant Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Validity of Securities” in the Prospectus included therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/    LATHAM & WATKINS LLP